Filed Pursuant to Rule 424(b)(3)

Registration No. 333-172728

SUPPLEMENT NO. 2 TO

PROSPECTUS DATED SEPTEMBER 12, 2011

UAN CULTURAL & CREATIVE CO., LTD.

39,256,735 SHARES OF COMMON STOCK

This prospectus supplement relates to the resale by selling security holders of 39,256,735 shares of our common stock, $0.0001 par value, named in the prospectus dated September 12, 2011 (the “Prospectus”). The Prospectus relates to the sale by selling security holders of up to 39,256,735 shares of common stock registered on Registration Statement No. 333-172728. You should read this prospectus supplement in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information contained in this prospectus supplement supersedes or supplements the information contained in the Prospectus.

The information contained herein supplements the information set forth in the Prospectus under the captions “Directors, Executive Officers and Corporate Governance” and “Security Ownership of Certain Beneficial Owners and Management” to reflect a change of officers.

Appointment of New Chief Financial Officer

On January 12, 2012, at the request of I-Kai Su, our Board of Directors accepted Mr. Su’s resignation as our Chief Financial Officer, effective January 10, 2012. On January 12, 2012, our Board of Directors appointed Chung Hua Yang as our Chief Financial Officer.

Mr. Yang, age 45, has served in both domestic and foreign corporations over the past 20 years, including Kestronics Electronics Co., Casio Factory Automation, Woo-up Digital Technology, Joytown Bio-tech, Mineral Mining Corp. and Chung Hwa Asset Management Company. Mr. Yang’s responsibilities in these companies have varied from sales and marketing, operations, internal consulting and direct management. In certain of these positions, Mr. Yang had direct responsibility for company or division-level financial results. Mr. Yang is a graduate of the Technology and Science Institute of Northern Taiwan, Taipei. Mr. Yang also holds Corporation Lecturer Certificate from the Taiwan Academy of Banking and Finance and is pursuing an Executive MBA degree at the National Taiwan University.

We have entered into an employment agreement with Mr. Yang. Mr. Yang’s salary is $35,000 per year, payable monthly, and he is eligible for bonus payments as may be determined by our Board of Directors. Mr. Yang’s employment may be terminated on 30 days’ notice by either party.

As of the date of this Prospectus, Mr. Yang does not own, beneficially or of record, any of our voting securities.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES & EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINE IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 24, 2012.